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Avista Corp. Indirect Subsidiary Ecova, Inc. to be Acquired by Cofely USA Inc.

SPOKANE, Wash. - May 29, 2014: Avista Corp (NYSE:AVA) today announced that its non-regulated subsidiary, Avista Capital, signed a definitive agreement to sell Ecova, Inc. to Cofely USA Inc., an indirect subsidiary of GDF SUEZ, a French multinational utility company, for $335 million in cash, less the payment of debt and other customary closing adjustments.

“Since 1995, the Ecova founders and employees have worked diligently to build a profitable enterprise with great long-term growth and earnings potential,” said Avista Corp. Chairman, President and Chief Executive Officer Scott Morris. “I’m proud of the company that CEO Jeff Heggedahl and his team have built upon this strong foundation. I believe the time is right for a new owner to continue to grow this business and for us to monetize the value of our investment for our shareholders.

“Cofely USA, as part of the GDF SUEZ enterprise, is well-qualified to help Ecova realize its full potential. Their expertise across the international utility industry ensures a bright future for Ecova, its employees and valued customers,” Morris added.

Avista Corp. estimates that the sale will provide cash proceeds to Avista Corp., net of debt, payment to option and minority holders, taxes and transaction expenses, of approximately $136 million and result in a net gain of about $62 million. “We expect to use a majority of the proceeds to buy back Avista Corp. common stock over time, subject to board approval, and invest in our businesses,” said Morris. “Going forward, we’ll also continue our disciplined approach of seeking growth opportunities in and adjacent to our core utility.”

Completion of the transaction is conditioned upon, among other things, the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as well as the completion of certain contractual requirements and the satisfaction or waiver of other closing requirements. The transaction is expected to close by July 1, 2014.

Robert W. Baird & Co. Incorporated served as the exclusive financial advisor to Ecova and managed the sales process. BofA Merrill Lynch served as the financial advisor to Avista Corp. Davis Wright Tremaine, LLP acted as legal counsel on the transaction.

About Avista
Avista Corp., incorporated in 1889 and based in Spokane, Wash., is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is our operating division that provides electric service to 367,000 customers and natural gas to 326,000 customers. Our service territory covers 30,000 square miles in eastern Washington, northern Idaho and parts of southern and eastern Oregon, with a population of 1.6 million. Our stock is traded under the ticker symbol "AVA." For more information about Avista, please visit www.avistacorp.com.

This news release contains forward-looking statements regarding the company’s current expectations. Forward-looking statements are all statements other than historical facts. Such statements speak only as of the date of the news release and are subject to a variety of risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the expectations. These risks and uncertainties include, in addition to those discussed herein, all of the factors discussed in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2013 and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.

Avista Corp. and the Avista logo are trademarks of Avista Corporation.

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SOURCE: Avista Corporation

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